UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

RICHMOND BROTHERS, INC.

RBI PRIVATE INVESTMENT I, LLC

RBI PRIVATE INVESTMENT II, LLC

RBI PI MANAGER, LLC

RICHMOND BROTHERS 401(K) PROFIT SHARING PLAN

DAVID S. RICHMOND

MATTHEW J. CURFMAN

NORMAN J. RAVICH IRREVOCABLE TRUST

NORMAN AND SALLY RAVICH FAMILY TRUST

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

MARK H. RAVICH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Richmond Brothers’ highly-qualified director nominee to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 24, 2017, Richmond Brothers mailed the following materials to shareholders, which were also posted by Richmond Brothers to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

Rockwell Medical's 2017 Annual Meeting is Soon Approaching

Please Vote the BLUE Proxy Card Today!

April 21, 2017

Dear Fellow Shareholders,

Richmond Brothers, Inc., together with Mark H. Ravich and their respective affiliates (collectively, "we"), is the largest shareholder of Rockwell Medical, Inc. ("Rockwell" or the "Company"), with ownership of approximately 11.8% of the Company's outstanding shares. As Rockwell shareholders for more than 14 years, we have been continually frustrated by the Company's failure to create value for shareholders, the true owners of Rockwell.

For far too long, Rockwell's Board has demonstrated an inability to execute on strategic initiatives, failed to prepare itself or management with the right personnel to successfully bring its two already-approved drugs to market, consistently overpromised and under delivered, exhibited abhorrent corporate governance practices, and has revealed an unwillingness to communicate or work constructively with shareholders. In short, Rockwell has seemingly checked all the boxes in the "How Not to Run a Company" playbook.

The Rockwell Board Has Generously Compensated Chairman and CEO Robert Chioini and Granted Him Exorbitant Stock Options, while Rockwell Shareholders Have Suffered Massive Losses and Significant Dilution

Perhaps the most frustrating issue we have observed at Rockwell is the historical lack of pay for performance alignment. Despite the Company losing half its value in three years, Chairman and CEO Robert Chioini has remained handsomely compensated. Worse, the Rockwell Board has approved highly dilutive equity compensation plans enabling insiders to enrich themselves, with egregious stock options grants, all while the Company has floundered and delivered strikingly negative returns for shareholders. While Rockwell recently pared back one of the worst aspects of its latest proposed equity compensation plan, we view that action as a direct result of our public criticism and yet another reason why a true champion of shareholder rights is needed on the Board.

We have on a number of occasions, over the course of several years, attempted to engage in a constructive dialogue with Mr. Chioini and make value enhancing suggestions that we believe would benefit shareholders, including encouraging him to provide shareholders with his long-term strategy and plan for the commercialization of Triferic and Calcitriol, but have, in our view, consistently been rebuffed.

That is why we nominated Mark H. Ravich for election and believe that change is needed urgently at Rockwell. **It is critical, in our view, that a true shareholder representative is elected to the Rockwell Board to look out for the best interests of all investors in the Company and to push for much-needed change.**

Rockwell Has Consistently Delivered Negative Returns and Has Underperformed.

- Rockwell has delivered consistently negative returns for shareholders over the past one, three, five and ten-year periods, as the table below indicates.

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

- Total shareholder return over the past three years leading up to our involvement has been an abysmal -52.5%.
- Additionally, Rockwell has underperformed the NASDAQ Biotechnology Index (INDEXNASDAQ: NBI) (the "NBI Index") by significant margins over the same time periods.

Total Shareholder Return - 5 Years
350%
300%
250%
200%
150%
100%
50%
0%
4/17/2012
6/17/2012
8/17/2012
10/17/2012
12/17/2012
2/17/2013
4/17/2013
6/17/2013
8/17/2013
10/17/2013
12/17/2013
2/17/2014
4/17/2014
6/17/2014
8/17/2014
10/17/2014
12/17/2014
2/17/2015
4/17/2015
6/17/2015
8/17/2015
10/17/2015
12/17/2015
2/17/2016
4/17/2016
6/17/2016
8/17/2016
10/17/2016
12/17/2016
2/17/2017
RMTI US Equity
NBI Index

Source: Bloomberg

Total Shareholder Return[1]

	1-Year	**3-Year**	**5-Year**	**10-Year**
RMTI	-24.2%	-52.5%	-38.6%	-21.8%
NBI Index	12.5%	12.4%	151.2%	293.2%
RMTI Underperformance	**-36.7%**	**-64.9%**	**-189.8%**	**-315%**

Source: Bloomberg

We don't believe Rockwell's shareholders should put up with such terrible performance and value destruction. Vote our BLUE proxy card today!

Rockwell Has Failed to Monetize Its Promising Drug Candidates and Has Continually Kept Investors in the Dark

- It has now been over two years since the approval of Triferic and more than three years since the approval of Calcitriol, the Company's vitamin D drug. Rockwell has failed to generate material revenue from either.

[1] Each period computed through February 20, 2017, the day prior to our public involvement at Rockwell.

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

- We believe this clearly calls into question management's strategy and competency to successfully build shareholder value, and the effectiveness of the current Board's oversight.
  - After leading analysts to believe that significant Triferic sales would begin in Q4 2015, and after ignoring our letters and requests asking the very same questions that may have prepared the Company to properly deal with professional sell-side analysts, the Company announced on a conference call in February of 2016 that there were effectively no sales of Triferic. We believe this sorely damaged Rockwell's credibility.
    - In fact, after the call, analysts at Stifel Nicolaus, Merrill Lynch, BTIG, Oppenheimer, and Summer Street Capital all noted a level of confusion and a lack of clarity and understanding and downgraded Rockwell. Additionally, all of these analysts have subsequently dropped their coverage of Rockwell altogether.
  - Furthermore, the Company has not aggressively developed opportunities for licensing Triferic throughout the world or been sufficiently proactive in developing Triferic for other indications.
  - Troublingly, in February 2017 the Company announced that once again it had failed to get FDA approval to manufacture Calcitriol (a drug that has already been approved) and would have to start that process over, which will cause a delay of at least four to six months.
  - In our view, the Company's longstanding lack of transparency regarding its drug pipeline and potential value creation opportunities has harmed shareholders and adversely impacted share price performance.

Why has the Company failed to monetize drugs that have already been approved for years – and why do they refuse to discuss this with shareholders?

Rockwell's Management Has Gained Financially While Shareholders Have Suffered

- Institutional Shareholder Services (ISS), one of the leading institutional proxy advisory firms, has repeatedly raised high levels of concern with respect to the alignment of CEO pay and the Company's performance, noting that Chairman and CEO Robert Chioini's pay was 5.49 times the median of Rockwell's peers in 2014 and 4.61 times the median of its peers in 2015.[2]
  - This is even more troubling when taking into account the Company's poor performance under his leadership.
- Recently, Rockwell stooped to new lows with its proposed 2017 equity compensation plan ("2017 Plan"). It is shocking that the Board believed introducing a significantly more highly dilutive plan in 2017 was the appropriate response to its shareholders, who voted down the 2016 plan (which sought to reserve a total of 7,500,000 shares for issuance under its proposed 10-year life) at last year's Annual Meeting.
- The Board initially adopted the 2017 Plan in a form containing an "evergreen" provision which, by our calculations, would have allowed over 29 million shares to be issued during its 10-year life, if not more, amounting to approximately 56% of the Company's currently outstanding shares.
  - This would have been in addition to the nearly 22% of the Company that has already been granted to insiders under prior equity plans.[3]
- Only after we publicly criticized the 2017 Plan and its completely unacceptable level of potential dilution for shareholders did Rockwell revise the plan to remove the "evergreen" provision.
  - While the removal of the "evergreen" provision is a victory for shareholders, it does not change the fact that the Board adopted and unanimously recommended for approval the 2017 Plan in a form that could have proven to be disastrous for shareholders
  - We believe that the revision of the 2017 Plan, saving shareholders from significant potential dilution over the next decade, was purely driven by our public criticism – without a direct shareholder representative in the boardroom we fear that shareholders' best interests will continue to play second fiddle to those of insiders.

[2] According to ISS reports from Rockwell's past two annual meetings.
[3] According to Rockwell's public filings, 11,434,306 securities were granted under Rockwell's 2007 Long Term Incentive Plan.

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

- Despite the removal of the "evergreen" provision, if the 2017 Plan is approved, Mr. Chioini will still immediately be granted 775,000 options, an amount we feel is outrageous, especially considering the state of the Company and his prior award grants[4] (including the 245,000 share performance-based stock grant awarded to him just prior to the expiration of the prior equity incentive plan).
  - Without a direct shareholder representative on the Board to oversee the administration of the 2017 Plan, we are concerned that compensation issues will persist at Rockwell.
- The Company's actions with respect to executive compensation have demonstrated, in our view, how tone-deaf the Board is to shareholder's concerns.

How can shareholders trust the current Rockwell Board to continue to rein in excessive executive compensation and dilution of the Company's investors?

Rockwell's Abysmal Corporate Governance Practices Limit Shareholder Rights

- We believe that the poor corporate governance practices at Rockwell have effectively insulated the Board from shareholders.
  - ISS has repeatedly assigned Rockwell a QualityScore of 10, the worst possible score on a scale of 1 to 10, indicating the highest governance risks.
  - Rockwell's corporate governance shortcomings have caused shareholders to register significant opposition to Rockwell directors standing for reelection at its past two annual meetings – which was encouraged by ISS with its WITHHOLD vote recommendations.
- Rockwell's Board appears deeply entrenched. Of the Company's five current directors, three have been on the Board for 17 years and a fourth has been a member for more than 11 years.[5]
- The Company's recently announced so-called 'corporate governance enhancements' appear to us to be nothing more than a defensive and reactionary attempt to pull the wool over shareholders' eyes and distract them from the underperformance and corporate governance issues that have plagued the Company for years.
  - We doubt these recent changes would have been made absent our involvement and question whether future improvements will be made unless a shareholder representative is elected to the Board.
- Actions speak louder than words – while the Company has recently paid lip service to corporate governance, it is currently suing us and other shareholders in what we see as an attempt to silence shareholders and perpetuate the status quo.

How does Rockwell's lawsuit against us, investors who are attempting to improve the Company's corporate governance, benefit Rockwell's shareholders?

Mark H. Ravich Would Be a Strong Voice for Shareholders in the Boardroom

- Mark is a successful businessman and has experience serving on the boards of public and private companies:
  - Co-Founder and President of Tri-Star Management, Inc.

[4] At year-end 2016, Mr. Chioini possessed 2,483,331 exercisable options and an additional 766,669 options that have not vested yet, not to mention the 1,140,000 options that he has exercised since June 2013 alone.

[5] Following the Annual Meeting, two directors will have served on the Board for 17 years and a third will have been a member for more than 11 years as a result of Mr. Holt not standing for reelection at the Annual Meeting.

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

- Director of Orchids Paper Products Company (NYSEMKT:TIS), where he is also Chairman of its Governance Committee and a member of its Audit Committee.
    - Director of MR Instruments, Inc. - a designer and manufacturer of advanced MRI Radiofrequency coils.
    - Director of Dilon Technologies Inc. - a designer and manufacturer of medical imaging solutions.
    - Board advisor to Scidera Inc. - a provider of clinical laboratory testing services.
    - Former Chief Executive Officer and a director of Universal International, Inc.
    - Graduated Magna Cum Laude from the Wharton School of the University of Pennsylvania with a BSE and an MBA degree with a major in finance.
- Mark would push for the Board to take the following steps:
    - Refresh the Board with members who have specific skills in managing a multibillion dollar global drug company.
    - Develop a compensation plan fair to both management and shareholders.
    - Increase transparency with shareholders.
    - Develop and disseminate to shareholders a comprehensive business plan for the Company taking into account all indications for Triferic.

Isn't a shareholder voice in the Rockwell boardroom long overdue?

We believe that Rockwell has a sad history of disappointing performance, entrenched and self-enriching management, a Board that has failed to adequately oversee the Company, and a true lack of good corporate governance. We are providing you with an opportunity to elect a director committed to improving the Company's corporate governance and representing the best interests of shareholders – the true owners of the Company.

Your vote is critical to turning the tide of woeful underperformance at Rockwell.

Vote FOR Nominee Mark H. Ravich on the BLUE Proxy Card Today.

If you have any questions or need assistance voting your shares, please call the firm assisting us, Saratoga Proxy Consulting LLC at (212) 257-1311 or (888) 368-0379.

Thank you for your support,

Richmond Brothers, Inc.

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

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For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

<u>**VOTING INSTRUCTIONS**</u>

Voting is Quick & Easy!

1. If you have any questions about how to vote your shares, please don't hesitate to call Saratoga Proxy Consulting LLC, who is assisting us in this matter. You may call (888) 368-0379 or (212) 257-1311.

2. Richmond Brothers' proxy card is **<u>BLUE</u>** Richmond Brothers' voting instruction form is labeled **"<u>BLUE</u>"** and has a slight blue shade in one area. Rockwell Medical, Inc.'s proxy card or voting instruction form will be labeled "WHITE." Please DISCARD any WHITE proxy card or voting instruction form you may receive and only vote the **<u>BLUE</u>** proxy card or voting instruction form.

3. Please return the **<u>BLUE</u>** proxy card in the pre-paid return envelope included.

4. The **<u>BLUE</u>** voting instruction form provides easy instructions for three methods of voting:
   - -by Internet
   - -by Telephone
   - -or by simply signing, dating and returning your voting form in the pre-paid return envelope.

   *If you vote by Internet or telephone, you'll need to use the Control Number located on your **<u>BLUE</u>** voting instruction form.*

5. **If you hold shares in more than one account,** you will receive a **<u>BLUE</u>** proxy card or voting instruction form for each account. Please vote using each and every **<u>BLUE</u>** proxy card or voting instruction form you receive so that all of your shares will be voted.

6. **A withhold vote on Rockwell's nominee** on Rockwell's WHITE card or voting instruction form is not the same as a vote FOR our highly-qualified nominee, Mark H. Ravich. You can only vote for the election of Mark H. Ravich on the **<u>BLUE</u>** proxy card or voting instruction form.

7. **Only your latest-dated vote counts.** Since only your latest dated proxy card or voting instruction form will count, we urge you not to return any WHITE proxy card or voting instruction form you receive from Rockwell. If you have voted Rockwell's WHITE proxy card or voting instruction form, a later dated **<u>BLUE</u>** proxy card or voting instruction form will revoke your previously cast vote. Please make certain that the latest dated proxy card or voting instruction form you return is **<u>BLUE</u>**.

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

If you have any questions or require assistance in voting your **BLUE** proxy card, please contact:

saratoga

PROXY CONSULTING, LLC

Saratoga Proxy Consulting LLC
520 8th Avenue, 14th Floor
New York, NY 10018
(212) 257-1311

Shareholders call toll free at (888) 368-0379
Email: info@saratogaproxy.com

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

IT'S TIME TO STOP THE HANDOUTS AT ROCKWELL

Why is the Board Rewarding Executives for the Company's Underperformance?

$$$

ROCKWELL CONTINUES TO PUT FORTH EGREGIOUSLY GENEROUS EXECUTIVE COMPENSATION PLANS…

- ✘ Chairman and CEO Robert Chioini's pay was 5.49 times the median of Rockwell's peers in 2014 and 4.61 times the median of its peers in 2015.[1]
- ✘ Shareholders voted down the Company's 2016 equity compensation plan, but Rockwell didn't learn its lesson.
- ✘ The 2017 plan originally proposed by the Company would have potentially issued more than 29 million shares during the plan's 10-year life, if not more. That would have amounted to approximately 56% of the Company's currently outstanding shares.

… WHILE SHAREHOLDERS SUFFER VALUE DESTRUCTION.

RMTI Stock Performance over Three Years Prior to Richmond / Ravich Public Involvement

LUCKILY FOR SHAREHOLDERS, THEY GOT CAUGHT.

After our public criticism they pared back one of the worst aspects of this plan

— the 'evergreen' feature that could have significantly diluted shareholders over the next decade.

MAKE YOUR VOICE HEARD – VOTE ON THE BLUE PROXY CARD TODAY.

- ✔ **Elect Mark H. Ravich, a true representative of all shareholders, to the Board.**
- ✔ **Tell the Board you want a director who will be a champion of shareholder rights and will continue to rein in executive compensation.**

[1] According to ISS reports from Rockwell's past two annual meetings.